EXHIBIT 99.1

PRESS RELEASE
Source: Steel Partners Holdings L.P.

Steel Partners Holdings Reports Financial Results for 2018 and Fourth Quarter;
Provides Outlook for 2019

Company Posts Record Revenue of $1.6 Billion

NEW YORK, N.Y., February 28, 2019 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the year and fourth quarter ended December 31, 2018.

Revenue for the year ended December 31, 2018 increased to a record $1.6 billion from $1.4 billion in 2017. Loss before income taxes and equity method investments was $9.4 million in 2018, compared with income of $40.4 million in 2017. Net loss attributable to the Company's common unitholders for the year was $32.6 million, or $1.25 per diluted common unit, compared with breakeven, a year ago.

Steel Partners generated a 12.0% increase in Adjusted EBITDA to $183.8 million for 2018 from $164.0 million in 2017. The Company is presenting Adjusted EBITDA to assist investors with their understanding of Steel Partners' results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

Revenue for the 2018 fourth quarter increased to $378.6 million from $335.3 million for the same period in 2017. Loss before income taxes and equity method investments was $11.8 million for the 2018 fourth quarter, compared with a loss of $1.6 million in the comparable 2017 period. Net loss attributable to the Company's common unitholders for the 2018 fourth quarter was $30.5 million, or $1.19 per diluted common unit, compared with a net loss of $14.2 million, or $0.55 per diluted common unit, a year ago.

Steel Partners posted $38.7 million in Adjusted EBITDA for the fourth quarters of both 2018 and 2017. The 2018 quarter's Adjusted EBITDA reflected higher contributions from the Company's Financial Services and Energy segments, partially offset by a decline from the Diversified Industrial segment, along with higher corporate expenses principally related to financing activities, information technology transformations and other costs to enhance efficiencies.

2018 Highlights

•	Book value at year-end was $516 million, equal to $20.39 per unit.

•	Net operating loss carryforwards for 2018 amounted to $397 million.

•	Two acquisitions were completed, Dunmore Corporation for $70 million and PST Group for $5 million; Steel Partners purchased the minority interest in WebFinancial for $21 million.

•
The board of directors authorized expansion of the Company's unit buy-back program by an additional one million units; thus far under the program, a total of 1.6 million common units have been purchased for $27 million.

•	The Company entered into amendments to its senior secured revolving credit facility to increase availability, allowing for continued growth through strategic acquisitions and other investments.

•	The Company's pension deficit has been reduced to $206 million from $268 million.

•	Capital expenditures for the year totaled $47 million, of which $21 million was for maintenance and the balance was for growth.

•	Total debt and preferred stock, net of holding company cash and investments, increased to $350 million from $182 million.

•	At year-end 2018, Steel Partners had 5,300 employees, working from 32 manufacturing plants and 38 other locations in North America, Europe and Asia.

"Our principal business segment, Diversified Industrial, which represents approximately 81.2 percent of 2018 revenues, had a mixed year and negatively impacted our operating results," said Warren Lichtenstein, Executive Chairman of Steel Partners. "Three of our industrial businesses missed their plans due to ERP implementations, unexpected lost customers and major plant moves, including footprint consolidation; the four other industrial businesses performed above plan. WebBank posted an excellent year, with increased revenues, the addition of new partners and strong financial returns. Steel Energy improved its results for the year and maintained its excellent safety record.

"As 2019 unfolds, we expect to focus on, and achieve, further progress with our strategic initiatives, which include continuing the passionate implementation of LEAN processes in all our businesses; finishing the implementation of our new ERP systems; following through on SteelGrow and aggressively recruiting new people; improving working capital; achieving organic sales growth; and continuing to buy back our common units, which we believe hold significant intrinsic worth. Additionally, we diligently monitor each of the companies in which we invest, and as appropriate, engage with the management teams and boards to help enhance their businesses. This includes our recent investment in Babcock & Wilcox, which has not performed to our expectations. Our objective remains aligned with the interests of all our stakeholders, namely, to enhance long-term value," Lichtenstein added.

2019 Outlook

Based on current information, Steel Partners expects 2019 first quarter revenue between $375 million and $395 million and Adjusted EBITDA between $31 million and $39 million. The Company anticipates revenue for the full 2019 year between $1.6 billion and $1.7 billion and Adjusted EBITDA between $209 million and $232 million.

(Financial Tables on Following Pages)

Financial Summary (unaudited)

(in thousands, except per common unit)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$378,613	$335,277	$1,584,614	$1,372,027
Costs and expenses, excluding realized and unrealized losses (gains) on securities	375,890	336,807	1,531,450	1,332,394
Realized and unrealized losses (gains) on securities, net	14,557	45	62,586	(790)
Total costs and expenses	390,447	336,852	1,594,036	1,331,604
(Loss) income before income taxes and equity method investments	(11,834)	(1,575)	(9,422)	40,423
Income tax provision	3,519	24,124	12,559	51,299
Loss (income) of associated companies, net of taxes	14,650	(8,186)	9,509	(16,888)
Net (loss) income	(30,003)	(17,513)	(31,490)	6,012
Net (income) loss attributable to noncontrolling interests in consolidated entities	(470)	3,313	(1,114)	(6,028)
Net loss attributable to common unitholders	$(30,473)	$(14,200)	$(32,604)	$(16)

Net loss per common unit - basic and diluted	$(1.19)	$(0.55)	$(1.25)	$—

Capital expenditures	$13,488	$16,822	$47,085	$54,737

Balance Sheet Data (unaudited)

(in thousands, except common and preferred units)	December 31,
	2018	2017
Cash and cash equivalents	$334,884	$418,755
WebBank cash and cash equivalents	281,566	303,883
Cash and cash equivalents, excluding WebBank	53,318	114,872
Marketable securities	1,439	58,313
Long-term investments	258,044	236,144
Total debt	481,989	414,667
Preferred unit liability	180,340	176,512
Common units outstanding	25,294,003	26,348,420
Preferred units outstanding	7,927,288	7,952,660

Supplemental Non-GAAP Disclosures (unaudited)

Adjusted EBITDA Reconciliation:
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net (loss) income	$(30,003)	$(17,513)	$(31,490)	$6,012
Income tax provision	3,519	24,124	12,559	51,299
(Loss) income before income taxes	(26,484)	6,611	(18,931)	57,311
Add (Deduct):
Loss (income) of associated companies, net of taxes	14,650	(8,186)	9,509	(16,888)
Realized and unrealized losses (gains) on securities, net	14,557	45	62,586	(790)
Interest expense	10,920	8,358	39,234	22,804
Depreciation	13,297	10,676	50,465	42,193
Amortization	7,094	7,047	29,858	29,743
Non-cash asset impairment charges	8,108	2,028	8,108	2,028
Non-cash pension expense	834	5,787	2,923	9,647
Non-cash equity-based compensation	137	5,781	644	11,477
Amortization of fair value adjustments to acquisition-date inventories	128	—	1,019	—
Other items, net	(4,584)	574	(1,638)	6,523
Adjusted EBITDA	$38,657	$38,721	$183,777	$164,048

Segment Results (unaudited)

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Diversified industrial	$298,078	$276,672	$1,286,665	$1,156,187
Energy	41,942	36,151	175,950	135,461
Financial services	38,593	22,454	121,999	80,379
Total revenue	$378,613	$335,277	$1,584,614	$1,372,027

(Loss) income before income taxes:
Diversified industrial	$(5,599)	$3,116	$42,661	$50,104
Energy	(1,663)	(8,555)	(6,342)	(21,514)
Financial services	19,011	13,192	54,544	41,328
Corporate and other	(38,233)	(1,142)	(109,794)	(12,607)
(Loss) income before income taxes	(26,484)	6,611	(18,931)	57,311
Income tax provision	3,519	24,124	12,559	51,299
Net (loss) income	$(30,003)	$(17,513)	$(31,490)	$6,012

(Loss) income of associated companies, net of taxes:
Energy	$(2,004)	$(1,359)	$(1,685)	$593
Corporate and other	(12,646)	9,545	(7,824)	16,295
Total	$(14,650)	$8,186	$(9,509)	$16,888

Segment depreciation and amortization:
Diversified industrial	$15,262	$12,627	$59,582	$50,741
Energy	5,002	4,982	20,214	20,735
Financial services	94	82	397	294
Corporate and other	33	32	130	166
Total depreciation and amortization	$20,391	$17,723	$80,323	$71,936

Segment Adjusted EBITDA:
Diversified industrial	$21,811	$26,105	$131,218	$128,650
Energy	1,815	522	11,219	4,098
Financial services	19,213	13,343	56,202	41,742
Corporate and other	(4,182)	(1,249)	(14,862)	(10,442)
Total Adjusted EBITDA	$38,657	$38,721	$183,777	$164,048

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about SPLP, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or loss, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses on investments, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•	Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;

•	Adjusted EBITDA does not include non-cash charges for pension expense and equity-based compensation; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing SPLP.

The Company reconciles Adjusted EBITDA to net income or loss, which does not include amounts reported under U.S. GAAP related to noncontrolling interests in consolidated entities, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the

Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2019 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, the possible volatility of the Company's common or preferred unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2018, for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact:    PondelWilkinson Inc.
Roger S. Pondel, 310-279-5965
rpondel@pondel.com